EXHIBIT 10.14

AMENDMENT
TO THE
FLOWSERVE CORPORATION
2020 LONG-TERM INCENTIVE PLAN

WHEREAS, Flowserve Corporation, a New York corporation (the “Company”) maintains the Flowserve Corporation 2020 Long-Term Incentive Plan (the “Plan”);

WHEREAS, pursuant to Article 10 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan without the consent of the shareholders of the Company or Plan participants so long as shareholder approval is not required by any securities exchange or inter-dealer quotation system on which the Company’s Common Stock is listed or traded or in order for the Plan and Incentives awarded under the Plan to continue to comply with any applicable law, rule or restriction; and

WHEREAS, the Board has determined that the Plan should be amended to remove the annual limitations on grants to Plan participants other than those set forth with respect to Outside Directors.

NOW, THEREFORE, pursuant to its authority under Article 10 of the Plan, the Board hereby amends the Plan, effective as of December 8, 2022 as follows:

1. Section 5.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“5.1 Number Available for Awards. Subject to adjustment as provided in Section 5.2, Articles 12 and 13, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is the sum of (i) 12,500,000, plus (ii) any shares which, as of the Effective Date, are available for grant under the Prior Plan, plus (iii) any shares which, as of the Effective Date, are subject to outstanding awards under the Prior Plan that again become available for grant under this Plan pursuant to Section 5.2 below, of which one hundred percent (100%) of such aggregate total number of shares may be delivered pursuant to Incentive Stock Options. Any shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted, and any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 3.06 shares for every one (1) share granted. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan. After the Effective Date of the Plan, no awards may be granted under the Prior Plan.”

2. Article 12 of the Plan, captioned “Capital Adjustments,” is hereby amended by deleting “(iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitations under Section 5.1 of the Plan”, and by renumbering subsections (iv) through (vi) accordingly.

3. Article 15 of the Plan, captioned “Incentives In Substitution For Incentives Granted By Other Entities,” is hereby amended by deleting “or the applicable limitations on grants to a Participant under Section 5.1”.

4. All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Flowserve Corporation 2020 Long-Term Incentive Plan as of December 8, 2022.

FLOWSERVE CORPORATION

/s/ Susan C. Hudson
Susan C. Hudson
Senior Vice President and Chief Legal Officer